EXHIBIT 23.2
CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement (Form S-8 pertaining to the registration of 800,000 common shares) pertaining to the 2008 Stock Based Award Plan of Southwest Bancorp, Inc. of our report dated March 7, 2008, with respect to the consolidated financial statements of Southwest Bancorp, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Southwest Bancorp, Inc. filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Tulsa, Oklahoma
November 21, 2008